Exhibit 4.3

Pinnacle Bank

150 3rd Avenue South

Nashville, TN 37201

July 23, 2020

Optical Cable Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

North Mill Capital LLC

821 Alexander Road, Suite 130

Princeton, New Jersey 08540

Re:

Credit Agreement dated April 26, 2016, by and between Pinnacle Bank, a Tennessee banking corporation, successor in interest through name change and merger with Bank of North Carolina ("Pinnacle"), and Optical Cable Corporation, a Virginia corporation ("Borrower") (as amended, modified, supplemented, substituted, extended or renewed from time to time, the "Credit Agreement"; all capitalized terms used in this payoff letter and not defined have the meanings ascribed to such terms in the Credit Agreement)

Ladies and Gentlemen:

We understand that North Mill Capital LLC, a Delaware limited liability company ("NMC"), proposes to make loans and advances to Borrower (and its subsidiaries), which loans and advances are to be secured by a security interest in the personal property assets of Borrower (and its subsidiaries). As of the date hereof, Borrower is indebted to Pinnacle under a revolving credit facility and term loans heretofore made by Pinnacle to Borrower, which revolving credit facility and term loans are secured by the liens and security interests heretofore granted by Borrower to Pinnacle in Borrower's real and personal property. The real property is described in the real estate documents set forth on Exhibit A attached hereto (collectively, the "Real Estate Documents"), and the personal property assets are the subject of various UCC financing statements set forth on Exhibit B attached hereto (the "Pinnacle Financing Statements").

Pinnacle and Borrower acknowledge that payments by Borrower's account debtors are, if made by check, paid to a post office box of Borrower, and if made by ACH or wire transfer, remitted directly into Borrower's depository account at Pinnacle. Borrower remits payment to Pinnacle under the revolving credit facility and term loans on a monthly basis.

Borrower is indebted to Pinnacle on the date hereof in the following amounts with respect to the revolving credit facility only:

Principal	$5,500,000.00
Accrued Interest	$13,750.00
Deferred Interest	$0.00
Escrow Balance	$0.00
Late Charges	$0.00
Prepayment Penalty	$0.00
Other Charges	$0.00
Memo Posted	$0.00

Total Revolver Payoff Amount	$5,513,750.00

This payoff is based on the principal balance above and may not include any unposted loan payments or advances processed after the date hereof.

Optical Cable – Pinnacle Payoff Letter

In addition, Borrower must forward signed closing instructions to Borrower's Financial Advisor at Pinnacle via mail, email or fax number to close Borrower's loan account. Borrower should include its name, loan number and the desired closing date.

Payment to Pinnacle of the Total Revolver Payoff Amount shall be made by wire transfer as follows:

[REDACTED WIRE INSTRUCTIONS]

The aforesaid Total Revolver Payoff Amount shall only apply if Pinnacle receives a wire transfer of the aforesaid Total Revolver Payoff Amount on or before 5:00 p.m. (Eastern time) on July 24, 2020. If payment is to be made thereafter, kindly contact us for a current payoff amount.

Effective upon Pinnacle's confirmation to NMC that Pinnacle is in receipt of the Total Revolver Payoff Amount:

(a)     The Credit Agreement shall be terminated;

(b)     Pinnacle's liens upon and security interests in the personal property assets of Borrower shall be terminated, and NMC shall be authorized to file the UCC termination statements with respect to Pinnacle Financing Statements (and as any and all other UCC financing statements against Borrower on which Pinnacle is the secured party), and Pinnacle shall execute and deliver to NMC such other documents as NMC may reasonably request to release Pinnacle's liens of record, if any, against the personal property assets of Borrower, all costs and expenses incurred in connection therewith to be paid by Borrower. For the avoidance of doubt, Pinnacle acknowledges and agrees that the only loan documents that will continue with regard to the remaining obligations of Borrower to Pinnacle (that is under the term loans made by Pinnacle to Borrower, the "Term Loans") will be the notes set forth on Exhibit C attached hereto and the Real Estate Documents, and the only remaining collateral security that Pinnacle holds for the Term Loans is the real property described in in the Real Estate Documents and the fixtures of Borrower, and that with respect to any grant of a lien upon/security interest in the equipment of Borrower, as set forth in the Real Estate Documents (or otherwise), notwithstanding any wording to the contrary therein, is deemed to be against the fixtures of Borrower attached to the real property only, and not against personal property equipment of Borrower and no further financial covenants shall apply to the Term Loans; and

(c)     Pinnacle confirms there is no automatic sweep from Borrower's depository account, and Borrower shall make all payments under the Term Loans directly to Pinnacle.

By its execution of this payoff letter below, until Borrower's account debtors have been notified to make payments on Borrower's accounts receivable to the lockbox and/or blocked account designated by NMC and the cash has been so transitioned to said lockbox/blocked accounts, Borrower agrees to provide NMC with a daily screen shot of Borrower's depository account at Pinnacle (and the other financial institutions where payments on Borrower's account receivables have been received), and Borrower shall (a) forward to directly NMC at the address set forth on Exhibit D attached hereto on a daily basis by reputable overnight carrier all checks received by Borrower at Borrower’s headquarters or in Borrower's post office box, and (b) advise Pinnacle to send by wire transfer to the blocked account designated by NMC and set forth on Exhibit D, all wires/ACH payments received in Borrower's depository account at Pinnacle.

Pinnacle acknowledges to Borrower and NMC that, after payment of the Total Revolver Payoff Amount and termination of the Credit Agreement, no defaults or Events of Default currently exist under the notes evidencing the Term Loans and/or the Real Estate Documents.

Kindly indicate your acceptance of the terms of this letter by signing in the space provided below. This letter may be executed in counterparts and by facsimile or other electronic transmission with each such counterpart, facsimile or other electronic transmission constituting a valid, effective and enforceable agreement.

Optical Cable – Pinnacle Payoff Letter

If Borrower has any questions regarding this payoff letter, please contact me at [REDACTED PHONE NUMBER].

Thank you for allowing Pinnacle to serve you.

PINNACLE BANK

By:	/s/ Marcus William
Marcus William
Senior Vice President

Acknowledged and Agreed to:

NORTH MILL CAPITAL LLC

By:	/s/ Beatriz Hernandez
Name: Beatriz Hernandez
Title: EVP

Borrower hereby (a) acknowledges that it is indebted to Pinnacle in the amounts set forth above, which sums are due and owing without defense, setoff, or counterclaim, (b) acknowledges that the Credit Agreement between Pinnacle and Borrower is terminated and (c) agrees to the terms of the aforesaid payoff letter.

OPTICAL CABLE CORPORATION

By:	/s/ Neil D. Wilkin, Jr.
Name: Neil D. Wilkin, Jr.
Title: President and CEO

Optical Cable – Pinnacle Payoff Letter

Exhibit A

Real Estate Documents

1.

The Corrected Deed of Trust dated June 4, 2008, granted by Optical Cable Corporation and encumbering real property described therein located in Roanoke County, Virginia, and recorded in the Clerk’s Office of the Circuit Court of Roanoke County, Virginia, as Instrument #200807923, as amended, modified, continued or restated.

2.

The Corrected Deed of Trust, Security Agreement and Fixture Filing dated May 30, 2008, granted by Optical Cable Corporation and encumbering the real property described therein located in Buncombe County, North Carolina, and recorded in the Office of the Register of Deeds for Buncombe County, North Carolina, in Deed Book 4573, pages 1676 – 1688, as amended, modified, continued or restated.

Optical Cable – Pinnacle Payoff Letter

Exhibit B

Pinnacle Financing Statements

SOS VA

1.            Initial UCC Financing Statement #-06091272359, filed on September 12, 2006 with the Secretary of the Commonwealth of Virginia; Secured Party: Bank of North Carolina (now Pinnacle Bank, National Association); Collateral: Blanket lien

The priority of the liens and security interests granted to Pinnacle Bank, National Association and the enforcement thereof are subject to a certain intercreditor agreement by and between Pinnacle Bank, National Association and Lender.

Clerk of the Circuit Court of Roanoke County, VA

1.             Initial UCC Financing Statement #200700003, filed on January 18, 2007 with the Clerk of the Circuit Court of Roanoke County, Virginia; Secured Party: Bank of North Carolina (now Pinnacle Bank, National Association); Collateral: Blanket lien

Optical Cable – Pinnacle Payoff Letter

Exhibit C

Term Loan Notes

1.          Term Loan A Note, dated April 26, 2016, by Optical Cable Corporation in favor of Pinnacle Bank in the original principal amount of $1,816,609.03

2.          Term Loan B Note, dated April 26, 2016, by Optical Cable Corporation in favor of Pinnacle Bank in the original principal amount of $5,271,410.83

Optical Cable – Pinnacle Payoff Letter